UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear CNS Response Shareholders,
Jack Pike has authored a letter to the Board of Directors that he’d like to share with all shareholders. I am assisting him. This will be posted on my web site at http://www.leonardjbrandt.com/proxy along with other letters received.
For your convenience a proxy card is attached.

cell: 612. 384.6362
fax: 949. 743.2785
email: LenJBrandt@gmail.com
[image[

CEO COACH, INC.

Dear Board of Directors of CNS Response:	9/01/2009
I am writing after conversations with George Carpenter and Len Brandt to express my concerns. To introduce myself, I am a CNS Response shareholder and beneficiary of your unique treatment. I have had leadership responsibility in successful company team building.
My father and I sold our family company to Fluor Corp on January 1969. Within these two corporations, my management team built a former breakeven distribution company into the national leader in 12 years with good profitability. As a group president of non-engineering companies, we built very profitable revenues from approximately $300 million to $700 million in three years. Experience includes active participation on Boards for numerous community and for-profit organizations including 14 years on Fluor’s Board of Directors. This led to teaching assignments within Orange County’s International Directors Association and to many years as a CEO coach.
At the same time my appreciation for my father’s 49 years sober activism led to active participation time on the National and local Councils for alcohol and drug addiction(NCADD). My father funded programs at UCLA and Loyola Marymount and asked me to work closely with them. Currently I am supporting a program for alcohol addiction counseling at LMU and the Pike Chair at UCLA focused on neurological research applicable to new approaches in activating the brain to create the chemicals critical for healing addiction. Watching Len Brandt’s ability to communicate the CNS treatment from the research stage to active coverage across the country to those who can fund new approaches for overcoming addiction and other mental disabilities as well to those who can benefit, his planning and execution have been impressive.
For me, Len’s creditability before there was compelling evidence was the reason I introduced Len and the potential of CNS to men I had known well, Dr Max Schneider and Dr Ernie Noble, the first recipient of the Pike Chair at UCLA and encouraged them to assist Len. I fear that creditability is in question under the current Board leadership, particularly to the medical community which constitutes our market opportunity.
Reading the companies reports does not give me the impression of a current Board with the leadership to accomplish the company’s original mission. It strikes me that your Board and Executive team lacks what attracted me originally as a communicator of technical elements to the enlightened as well as those less knowledgeable.
I fear the company may suffer the fate of other failed ventures where the ego of a few to appear successful too fast lacks a strategic plan on how to expand carefully within limited resources. Either communicate that this is your vision or stand aside and allow a restructured Board of knowledgeable professionals in the field to accomplish the original promise.
Respectfully,

/s/ Jack Pike	/s/ John K. Pike, Trustee of Pike Family Tr.
Jack Pike	(John K. Pike, Trustee of Pike Family Tr.)

31587 Aguacate Road • San Juan Capistrano, CA 92675 • (714) 549-4405 • Fax (714) 546-1424 • Home (714) 661-8578